BIG RIVER RESOURCES GRINNELL, LLC

An Iowa Limited Liability Company

OPERATING AGREEMENT

(Contains Restrictions On

Transfer Of Interests)

OPERATING AGREEMENT

OF

BIG RIVER RESOURCES GRINNELL, LLC

TABLE OF CONTENTS

SECTION 1:	THE LIMITED LIABILITY COMPANY	B-1

1.1	Formation and Agreement	B-1
1.2	Name	B-1
1.3	Purpose; Powers	B-1
1.4	Principal Place of Business	B-2
1.5	Term	B-2
1.6	Filings; Agent for Service of Process	B-2
1.7	Title to Property	B-2
1.8	Payments of Individual Obligations	B-3
1.9	Independent Activities	B-3
1.10	Member Authority	B-3
1.11	Access to and Confidentiality of Information	B-4
1.12	Limited Liability	B-4
1.13	Definitions	B-5

SECTION 2:	CAPITAL AND INTERESTS	B-11

2.1	Members	B-11
2.2	Authorized Capital Units; Designation of Classes of Units	B-11
2.3	Capital Contributions; Issuance of Units	B-12
2.4	Capital Accounts	B-13
2.5	Pre-emptive Rights	B-14

SECTION 3:	ALLOCATIONS	B-14

3.1	Profits	B-14
3.2	Losses	B-14
3.3	Special Allocations	B-14
3.4	Curative Allocations	B-16
3.5	Loss Limitation	B-17
3.6	Other Allocation Rules	B-17
3.7	Tax Allocations: Code Section 704(c)	B-18

SECTION 4:	DISTRIBUTIONS	B-18

4.1	Net Cash Flow	B-18

4.2	Amounts Withheld	B-18
4.3	Limitations on Distributions	B-19

SECTION 5:	MANAGEMENT AND OPERATIONS	B-19

5.1	Management by Board of Managers	B-19
5.2	Affiliate Agreements	B-19
5.3	Actions by Managers; Committees; Reliance on Authority	B-22
5.4	The Board of Managers	B-23
5.5	Duties and Obligations of Managers	B-26
5.6	Officers	B-27
5.7	Limitation of Liability; Indemnification of Managers and Officers	B-29
5.8	Member Compensation; Expenses; Loans	B-29
5.9	Contracts with Managers or their Affiliates	B-30
5.10	UBE Services, LLC	B-30

SECTION 6:	MEMBERS	B-30

6.1	Members; Rights and Powers Generally	B-30
6.2	Membership Requirements and Member Voting	B-31
6.3	Member Meetings	B-32
6.4	Termination of Membership	B-34
6.5	Continuation of the Company	B-34
6.6	No Obligation to Purchase Member’s Interest	B-34
6.7	Waiver of Dissenters’ Rights	B-34

SECTION 7:	UNIT CERTIFICATES	B-35

7.1	Certificates for Units	B-35
7.2	Transfer of Certificates	B-35
7.3	Loss or Destruction of Certificates	B-35
7.4	Certificate Regulations	B-35
7.5	Legends	B-35

SECTION 8:	ACCOUNTING, BOOKS AND RECORDS	B-36

8.1	Accounting, Books and Records	B-36
8.2	Reports	B-37
8.3	Tax Matters	B-38
8.4	Delivery to Members and Inspection	B-38

SECTION 9:	AMENDMENTS	B-39

9.1	Amendments	B-39

ii

SECTION 10:	TRANSFERS	B-40

10.1	Restrictions on Transfers	B-40
10.2	Permitted Transfers	B-40
10.3	Conditions to Permitted Transfers	B-40
10.4	Prohibited Transfers	B-41
10.5	Rights of Unadmitted Assignees	B-42
10.6	Admission of Transferees as Members	B-42
10.7	Representations Regarding Transfers; Legend	B-43
10.8	Distributions and Allocations in Respect of Transferred Units	B-43

SECTION 11:	[INTENTIONALLY OMITTED]	B-44

SECTION 12:	DISSOLUTION AND WINDING UP	B-44

12.1	Dissolution Events	B-44
12.2	Winding Up	B-44
12.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts	B-45
Deficit Capital Accounts	B-45
12.4	Deemed Distribution and Recontribution	B-46
12.5	Rights of Unit Holders	B-46
12.6	Notice of Dissolution/Termination	B-46
12.7	Allocations During Period of Liquidation	B-46
12.8	Character of Liquidating Distributions	B-46
12.9	The Liquidator	B-47
12.10	Form of Liquidating Distributions	B-47

SECTION 13:	MISCELLANEOUS	B-48

13.1	Notices	B-48
13.2	Binding Effect	B-48
13.3	Construction	B-48
13.4	Time	B-48
13.5	Headings	B-49
13.6	Severability	B-49
13.7	Incorporation by Reference	B-49
13.8	Variation of Terms	B-49
13.9	Governing Law	B-49
13.10	Counterpart Execution	B-50
13.11	Specific Performance	B-50

iii

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

OPERATING AGREEMENT

OF

BIG RIVER RESOURCES GRINNELL, LLC

THIS OPERATING AGREEMENT is hereby adopted and entered into effective as of February 1, 2007, by and between Big River Resources, LLC, an Iowa limited liability company (“Big River”) and US BioEnergy Corporation, a South Dakota corporation (US BioEnergy), each a “Member” and collectively, the “Members,” pursuant to the provisions of the Act (as defined below), on the terms and conditions set forth herein.

RECITALS

The Members have caused Big River Resources Grinnell, LLC (the “Company”) to be formed for the purpose of developing, constructing, owning and operating a 100 million gallon per year, natural gas-fired dry grind ethanol production facility near Grinnell, Iowa (the “Project”).

In consideration of the foregoing and the mutual covenants and promises contained herein, the Members agree as follows:

SECTION 1

THE LIMITED LIABILITY COMPANY

1.1	Formation and Agreement.

The Members have caused the Company to be formed as an Iowa limited liability company pursuant to the provisions of the Act. The Members hereby agree that this Agreement constitutes an “operating agreement” within the meaning of section 490A.102 of the Act. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement, to the extent permitted by the Act, shall control.

1.2	Name.

The name of the Company shall be Big River Resources Grinnell, LLC, and all business of the Company shall be conducted in such name, provided that a tag line such as “a joint venture with US BioEnergy” or other reference to US BioEnergy that identifies US BioEnergy’s ownership and involvement with the Company shall be used with the name of the Company in the conduct of all business of the Company. The name of the Company may be changed from time to time by the Members in accordance with the Act.

1.3	Purpose; Powers.

(a)          The business and purpose of the Company is (i) to engage in the development, financing, investment into, construction, ownership and operation of bio-energy facilities including

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

ethanol refinery facilities, (ii) to pool, handle, deal, market, manufacture, process, or otherwise change the form or marketability of products of its Members and others, including crops, livestock, and other agricultural products, (iii) to conduct any business and investment activity in which a limited liability company organized under the Act may lawfully be engaged, and (iv) to perform and conduct any and all activities necessary, related or incidental to the foregoing.

(b)          The Company shall possess and may exercise all the powers and privileges granted to the Company by the Act or by any other law, subject to any limitations provided in the Articles or in this Agreement.

1.4	Principal Place of Business.

The principal place of business of the Company shall be as set forth in the Articles, or at such other place(s) within or without the State of Iowa as the Board may determine.

1.5	Term.

The term of the Company began on the date the Articles were originally filed with the Secretary of State of the State of Iowa, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Section 12 hereof.

1.6	Filings; Agent for Service of Process.

(a)          The Company’s organizer has caused the Articles to be filed with the Secretary of State of the State of Iowa, in accordance with the provisions of the Act. The Company shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Iowa. The Board shall cause amendments to the Articles to be filed whenever required by the Act.

(b)          The Board shall cause the Company to make such filings and take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c)          The name and address of the agent for service of process on the Company resident in the State of Iowa shall be as set forth in the Articles or any successor as appointed by the Board, and the Board is hereby authorized to change the Company’s registered office or registered agent, or both, and to make any other changes to the Articles expressly permitted by section 490A.502 of the Act, from time to time without Member vote or approval.

(d)          In connection with the dissolution and completion of the winding up of the Company, the Board shall cause to be executed and filed a notice of dissolution and articles of

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

dissolution whenever required by the Act, and make similar filings under the laws of any other jurisdictions in which the Board deems such filings necessary or advisable.

1.7	Title to Property.

All Property owned by the Company shall be owned by the Company as an entity and no Unit Holder or Manager shall have any ownership interest in such Property in its individual name. Each Unit Holder’s interest in the Company shall be personal property for all purposes. The Company shall hold title to all of its Property in the name of the Company and not in the name of any Unit Holder or Manager.

1.8	Payments of Individual Obligations.

The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Unit Holder or Manager.

1.9	Independent Activities.

(a)          Each Manager shall be required to devote only such time to the affairs of the Company as may be necessary to manage the business and affairs of the Company in accordance with Section 5 hereof, and shall be free to serve any other Person or enterprise in any capacity that the Manager may deem appropriate in his or her discretion.

(b)          Neither this Agreement nor any activity undertaken pursuant hereto shall (i) prevent any Unit Holder, Manager or its Affiliates, acting on their own behalf, from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Unit Holder or Manager, or (ii) require any Unit Holder or Manager to permit the Company or any other Unit Holder or Manager or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Unit Holder, each Unit Holder hereby waives, relinquishes, and renounces any such right or claim of participation.

1.10	Member Authority.

Each Member represents and warrants to the Company and to the other Member that:

(a)         the Member is duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified and in good standing as a foreign organization in the jurisdiction of its principal place of business if not organized therein;

(b)        the Member has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and agree to this Agreement and to perform its

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary or appropriate for the due authorization, execution, delivery and performance of this Agreement by that Member have been taken;

(c)	the Member has duly executed and delivered this Agreement; and

(d)        the Member’s authorization, execution, delivery and performance of this Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

1.11	Access to and Confidentiality of Information.

(a)          In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information from or regarding the Company to which the Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated, which conditions include but are not limited to such reasonable standards governing what information and documents are to be furnished at what time and location and at whose expense as may be set forth herein or otherwise established by the Board.

(b)          Each Member acknowledges that from time to time the Member may receive proprietary and other confidential information from or regarding the Company, the release of which may be damaging to the Company or Persons with whom it does business. Each Member agrees to hold in strict confidence any proprietary and other confidential information it receives regarding the Company that is identified as being confidential (and if such information is provided in writing, is so marked) and may not disclose such information to any Person, except for disclosures (i) compelled by law, provided the Member must promptly notify an officer of the Board and the other Member of any request or demand for such information, to the extent reasonably possible, (ii) to advisors or representatives of the Member, or to Persons (and their advisors or representatives) seeking to acquire all or any portion of the Member’s Interest through a Transfer in accordance with this Agreement, but only if in each case such Person has agreed to be bound by the provisions of this Section 1.11(b), or (iii) of information that the Member has also received from a source independent of the Company that the Member reasonably believes has the legal right to disclose such information to the Member. Each Member acknowledges that a breach of the provisions of this Section 1.11(b) may cause the Company irreparable harm and injury for which monetary damages are inadequate or difficult to calculate or both. Accordingly, each Member specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of this Section 1.11(b), that such relief may be granted without the necessity of proving actual damages, and that such injunctive or equitable relief shall be in addition to, not in lieu of, the right to recover monetary damages for any breach of this Section 1.11(b) by the Member. The obligations referred to in this Section 1.11(b) shall survive the termination of a Member’s membership in the Company.

(c)          Each Member acknowledges that from time to time the Company and each Member, in the course of their activities pursuant to this Agreement or agreements entered into

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

pursuant to this Agreement, shall have access to, and shall have disclosed to them, proprietary and other confidential information concerning the respective business affairs of the Members that is identified as being confidential (and if such information is provided in writing, is so marked). This proprietary and confidential information constitutes valuable business assets of each Member, respectively, any of which, if used, applied or disclosed, will cause substantial and irreparable damage to the business and asset value of each Member, respectively. Accordingly, none of the Company or the Member shall, at any time, use, apply or disclose any of such confidential and proprietary information without the prior written consent of each of the others. Each Member shall, in addition to and not in lieu of any other available rights and remedies, be entitled to enjoin and restrain the other Member and the Company from violating or continuing to violate the preceding obligations, without the necessity of proving actual damages. The obligations referred to in this Section 1.11(c) shall survive the termination of a Member’s membership in the Company.

1.12	Limited Liability.

Except as otherwise expressly agreed to under a separate written agreement, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Unit Holder or Manager of the Company shall be personally liable for the acts, debts, obligations or liabilities of the Company merely on account of that status. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members, Unit Holders or Managers for any debt, obligation or liability of the Company.

1.13	Definitions.

Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the Iowa Limited Liability Company Act, Chapter 490A of the Iowa Code Annotated, as may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)          Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

“Affiliate” of, or a Person “Affiliated” with, a specified Person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” means this Operating Agreement, as amended, modified, supplemented or restated from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Articles” means the Articles of Organization filed with the Secretary of State of the State of Iowa pursuant to the Act for the purpose of forming the Company, as amended, modified, supplemented or restated from time to time.

“Assignee” means a transferee of Units who is not admitted as a Member pursuant to Section 10.6 hereof.

“Board” means collectively the persons who are named as Managers of the Company in or designated or elected as Managers pursuant to this Agreement. “Manager” or “Managers” means any such person or persons.

“Capital Account” means the capital account maintained for each Unit Holder in accordance with Section 2.8 hereof.

“Capital Contribution” means a contribution made to the Company with respect to any Unit in a form allowed as valid consideration for Interests under the Act. With respect to any Unit Holder, the amount of Capital Contributions shall be the sum of (i) the money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units held by such Unit Holder, plus (ii) in the case of valid consideration for Units other than money or other Property, for example, services rendered or to be rendered to or on behalf of the Company, the amount, if any, specified in this Agreement or in any written agreement between the Company and the contributor with respect to such Units.

“Capital Call” means a notice given to any Unit Holder who is obligated to make a Capital Contribution pursuant to Section 2.3 of this Agreement, which notice shall state the amount of the Capital Contribution, and the date and time by which such Capital Contribution must be received by the Company at its principal place of business.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed pursuant to the filing of the with the Secretary of State of the State of Iowa and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above; provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Dissolution Event” has the meaning set forth in Section 12.1 hereof.

“Effective Date” means February 1, 2007.

“Fiscal Year” means, subject to a change in Fiscal Year pursuant to Section 8.1(b), the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations, Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code or, if the context requires, any portion of a fiscal year for which an allocation of Profits, Losses or other allocation items or a distribution is to be made; provided that the Board may designate a different fiscal year for GAAP reporting purposes but that designation shall not affect the taxable year of the Company or the provisions of this Agreement relating to Capital Accounts, allocations of Profits, Losses or other allocation items, or Distributions.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Gross Asset Value” means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(i)           The initial Gross Asset Value of any asset contributed by a Unit Holder to the Company shall be the gross fair market value of such asset, as specified in this Agreement or in any written agreement between the Company and the contributor with respect to the issuance of Units;

(ii)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as determined by the Board as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Unit Holder in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Unit Holder of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) such other times as the Regulations may permit; provided that an adjustment described in clause (A) shall not be made in respect of the acquisition of an additional interest in the Company by US BioEnergy or Big River pursuant to the provisions of Sections 2.2, 2.3, or 2.6 hereof; and provided further that an adjustment otherwise described in clauses (A), (B) or (D) of this subparagraph shall be made only if such adjustment is necessary to reflect the relative economic interests of the Unit Holders in the Company.

(iii)        The Gross Asset Value of any item of Company assets distributed to any Unit Holder shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and

(iv)         The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Interest” means, collectively, a Unit Holder’s share of the “Profits” and “Losses” of the Company, a Unit Holder’s right to receive distributions of the Company’s assets, and, with respect to a Member, any right of the Member to vote on or participate in the management of the Company and to information concerning the business and affairs of the Company as provided for in this Agreement. An Interest is quantified by the unit of measurement referred to herein as a “Unit” (as defined below).

“Issuance Items” has the meaning set forth in Section 3.3(h) hereof.

“Liquidation Period” has the meaning set forth in Section 12.7 hereof.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

“Liquidator” has the meaning set forth in Section 12.9(a) hereof.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Majority in Interest” of the Members or any class(es) or series thereof means a Member or Members holding more than fifty percent (50%) of the Units then held by all Members, or of the Units of the specified class(es) or series of Units then held by all Members.

“Member” means US BioEnergy Corporation, Big River Resources, LLC and any other Person who is described in Sections 6.1 and 6.2(a) hereof, who has not ceased to be a Member pursuant to the terms of this Agreement. “Members” means all such Persons.

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, obligations and liabilities, capital improvements, replacements, and contingencies, all as reasonably determined by the Board. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

“Prime Rate” means the rate of interest most recently published in the Wall Street Journal as the prime rate.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Permitted Transfer” has the meaning set forth in Section 10.2 hereof.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(ii)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)        In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)         Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi)         To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)       Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 and Section 3.4 hereof, the amount, if any, included in the Company’s taxable income pursuant to Section 87 of the Code (the income add-back in the amount of the small ethanol producer credit), and the partner level deduction pursuant to Section 199 of the Code (relating to domestic production activities) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and Section 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

“Regulatory Allocations” has the meaning set forth in Section 3.4 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the governing body of such entity.

“Super-majority” shall mean sixty-six and two-thirds percent (66 2/3%).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether by operation of law (e.g., pursuant to a merger) or otherwise, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

“Unit” means the unit of measurement into which an Interest is divided for purposes of those provisions of this Agreement that require quantification of the rights, preferences and obligations represented by an Interest, as authorized and designated in Section 2.1 and issued pursuant to Sections 2.2, 2.3, 2.6 and 2.7 hereof.

"Unit Holder" means a Person who owns Units, regardless of whether such Person is a Member. "Unit Holders" means all Unit Holders. Unit Holders may be designated with respect to specific types or classes of Units held.

“Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

SECTION 2

CAPITAL AND INTERESTS

2.1	Authorized Capital Units; Designation of Classes of Units.

(a)          The Company is authorized to issue Twenty Five Thousand (25,000) Units. Units shall be issued only in accordance with this Section 2. The relative rights of Units are established herein and, in general, Units shall participate in the growth and appreciation in value of the Company as well as the risk of a decline in the value of the Company. Subject to Section 2.1(b), the authorized Units shall be of one class, without series, and shall represent ordinary Interests in the Company entitled to vote as and to the extent provided in this Agreement.

(b)          Authority is hereby vested in the Board of Managers, upon the consent or approval of a Majority in Interest of the Members, to establish and authorize one or more than one additional classes or series of Units, to set forth the designation and number of authorized Units of any such additional class or series, to fix the relative rights and preferences of any such additional class or series, including but not limited to the voting powers, full or limited or none, and relative economic and other rights, preferences and/or limitations thereof, any or all of which rights and preferences may be senior or superior to, on par with, or junior to those of the authorized Units already issued or any other such additional class or series. When the Company desires to issue any Units of any class or series which shall not previously have been so authorized and designated, any and all rights and preferences of such additional class or series as established by the Board upon the consent or approval of a Majority in Interest of the Members shall be set forth in an exhibit that shall be attached hereto and made a part hereof. When the rights and preferences if any of any such additional class or series have been established by the Board and set forth in an exhibit hereto, the setting forth of such rights and preferences shall have the effect of amending the applicable provisions of this Agreement and such rights and preferences may thereafter only be amended pursuant to the applicable provisions of this Agreement.

(c)          The Board of Managers shall have the authority and power, upon the consent or approval of a Majority in Interest of the Members, to establish, authorize the issuance of, and grant rights, warrants, and options entitling the holders thereof to purchase from the Company Units of any class or series authorized hereunder, or bonds, notes, debentures, or other obligations convertible into Units of any class or series authorized hereunder, subject to all qualifications, requirements or conditions of holding such class or series established by or pursuant to this Agreement.

2.2        Initial Capital Contributions and Issuance of Units. Capital Contributions shall be made by the following Members on the Effective Date by contributing, transferring, assigning, and conveying to the Company the following assets:

(a)          Big River shall contribute all assets related to the Project as more particularly described in Schedule 2.2(a); and

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(b)          US BioEnergy shall contribute the build slot that is more particularly described in Schedule 2.2(c) plus cash in the amount of Four Million Dollars ($4,000,000.00).

The assets described in Sections 2.2(a) and (b) shall be contributed and transferred to the Company free and clear of any liens, charges, claims, encumbrances, security interests or options, by instruments, documents and agreements necessary or appropriate to accomplish such contribution and transfer, in form reasonably acceptable to US BioEnergy and Big River. The assets contributed pursuant to Sections 2.2(a) and (b) shall be deemed to have a Gross Asset Value of Four Million Dollars ($4,000,000.00) for purposes of determining each Member’s Capital Contributions and the value of each Member’s Capital Account. No Member shall be reimbursed for any expenses incurred by such Member in connection with the assets described in Sections 2.2(b) and (c), except that the Company shall within ten (10) days of the Effective Date reimburse Big River $59,300.16 for certain development costs associated with the Project. In addition, within ten (10) days of providing written notice to the Company, the Company shall reimburse Big River for 100% of any documented development costs incurred and paid by Big River to third parties related to the Project (which costs may be audited and approved by the Company prior to reimbursement). The number of Units issued to the Members and their respective Capital Contributions are stated as of the Effective Date in EXHIBIT A attached hereto and made a part hereof and shall be reflected in the books and records of the Company.

2.3	Deferred Capital Contributions and Issuance of Units.

(a)            Subject to the terms and conditions set forth in this Agreement, US BioEnergy and Big River agree to cause the Board to make Capital Calls, and each shall make deferred Capital Contributions in cash pursuant to this Agreement, in the amount equal to (i) the equity capital required from time to time to complete the development, financing and construction of the Project and to provide a reasonable amount of working capital to commence and conduct ongoing operations, multiplied by (ii) their respective percentage Interests in the Company at the time any such Capital Call is made by the Board. US BioEnergy and Big River each acknowledges that they intend to finance the construction and initial working capital of the Project with up to 60% debt financing. Accordingly, each such Member’s deferred Capital Contribution obligation together with its initial Capital Contribution is estimated currently at $35,000,000 (50% of 40% of the estimated $70,000,000 of Project costs and working capital). Failure to make the deferred Capital Contributions required by this Section 2.3(a) shall be deemed a material breach of this Agreement.

(b)            US BioEnergy and Big River each shall satisfy their obligation in Section 2.3(a) to make deferred Capital Contributions by contributing cash to the Company within thirty (30) days after the Board makes a Capital Call with respect to the balance of the deferred Capital Contributions, which Capital Call may be made in one or more separate Capital Calls made in multiples of $100,000.

(c)            Upon receipt of Capital Contributions made pursuant to this Section 2.3 (or Section 2.6, if applicable), the Company shall issue One (1) Unit to the contributor for each Ten

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

Thousand Dollars ($10,000) contributed, and the Board shall cause EXHIBIT A and the books and records of the Company to be adjusted appropriately.

2.4	Defaults on Deferred Capital Contributions.

If any Member fails for any reason to meet all or any portion of a Capital Call by the due date therefor (which failure shall be referred to as a “Default” and which Member shall be referred to as a “Defaulting Member”), and does not cure such Default within 15 days thereafter, the Non-Defaulting Member may elect (but shall not be required to) to make voluntary Capital Contributions pursuant to Section 2.6 hereof. The amount of any required Capital Contribution under Section 2.3 hereof that is not made when due, together with all other sums due and owing with respect to such Default hereunder, shall constitute the full recourse, personal liability debt of the Defaulting Member to the Company, subject to reduction under Section 2.6 hereof.

2.5	Amounts Due on Default.

(a)          The amount of any required Capital Contribution under Section 2.3 hereof that is not made when due (the “Defaulted Amount”) shall bear interest at the Prime Rate plus four percentage points until the Defaulting Member cures its Default in whole. Such interest shall be payable to the Company and, when paid, shall not constitute a Capital Contribution and shall not be credited to the Capital Account of the Defaulting Member.

(b)          If the Defaulting Member does not cure such Default within 15 days, the Defaulted Amount shall also bear a five percent (5%) late payment fee. The late payment fee shall be payable to the Company and, when paid, shall not constitute a Capital Contribution and shall not be credited to the Capital Account of the Defaulting Member.

(c)          The Company, upon written directive of the Non-Defaulting Member, is empowered and authorized to collect from the Defaulting Member the Defaulted Amount together with interest as provided for herein and the late payment fee by any legal means. The Defaulting Member shall also pay, in addition to the Defaulted Amount plus interest and the late payment fee, all reasonable attorneys’ fees and other collection costs incurred by the Company and the Non-Defaulting Member in connection with the Default.

2.6.	Voluntary Contributions by Non-Defaulting Member.

(a)          Voluntary Contributions. If the Defaulting Member does not cure a Default within 15 days, then the Non-Defaulting Member may, for a period of 60 days thereafter, elect (but shall not be required to) to make a voluntary Capital Contribution with respect to all or any portion of the Defaulted Amount by paying to the Company in cash or by check the amount of the Defaulted Amount it wishes to pay as its own Capital Contribution and by giving written notice to the Defaulting Member of its election to make a voluntary Capital Contribution under this Section 2.6 and the amount thereof. During this 60-day period, the Company shall forego or suspend collection

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

activities with respect to the Defaulted Amount, except to the extent necessary to protect its interest vis-à-vis other creditors of the Defaulting Member.

(b)          Effect of Voluntary Capital Contributions.     The payment of a Capital Contribution by the Non-Defaulting Member pursuant to Section 2.6(a) shall have the following consequences:

(i)           The Non-Defaulting Member shall be issued One (1) Unit for each Ten Thousand Dollars ($10,000) of Capital Contribution made, and the Board shall cause EXHIBIT A and the books and records of the Company to be adjusted appropriately;

(ii)          The Defaulted Amount shall be reduced by the amount of the Capital Contribution paid by the Non-Defaulting Member;

(iii)        The Defaulting Member shall have no further right or obligation with respect to that portion of the Defaulted Amount that was paid by the Non-Defaulting Member as its Capital Contribution, but shall remain liable to the Company for any Defaulted Amount remaining after the reduction provided in Section 2.6(b)(ii); and

(iv)         The Default shall have no effect on the Defaulting Member’s right and obligation to make Capital Contributions with respect to future Capital Calls made pursuant to Section 2.3(b).

2.7	Additional Capital Contributions and Issuance of Additional Units.

(a)          No Member shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than (i) as provided in Sections 2.2 and 2.3 and, (ii) the unpaid portion of a Member’s written agreement to make Capital Contributions pursuant to this Section 2.7. Units shall not be subject to any mandatory assessment, requests or demands for capital.

(b)         Units may only be issued in consideration of Capital Contributions. In addition to Capital Contributions made pursuant to Sections 2.2, 2.3 and 2.6, and subject to Section 2.1, the Board may, upon the consent or approval of a Majority in Interest of the Members, accept Capital Contributions from Members or persons seeking to become Members, may authorize the Company to enter into a written subscription agreement with such Member or person seeking to become a Member to make Capital Contributions for the purchase of Units, and may cause the Company to issue additional Units to such persons in consideration of Capital Contributions to the Company. Capital Contributions and the issuance of such additional Units shall be made at such times and upon such terms and conditions as are authorized by this Agreement and as the Board and the person acquiring the Units may agree. The Board shall have authority to subdivide or combine the outstanding Units or declare a dividend payable in Units.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(c)          Upon receipt of additional Capital Contributions and the issuance of additional Units pursuant to Section 2.7(b), the Board shall cause EXHIBIT A and the books and records of the Company to be adjusted appropriately.

(d)          The Members shall have no preemptive rights to make additional Capital Contributions.

2.8	Capital Accounts.

A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:

(a)          To each Unit Holder’s Capital Account there shall be credited (A) such Unit Holder’s Capital Contributions, (B) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.3 and 3.4 hereof, and (C) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Unit Holder related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Unit Holder until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(b)          To each Unit Holder’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement, (B) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3 and 3.4 hereof, and (C) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

(c)          In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d)          In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to allocation of Profits and Loss, nonliquidating distributions, liquidating distributions, and the maintenance of Capital Accounts, including and subject to Section 12.3 hereof, are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 12 hereof upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

SECTION 3

ALLOCATIONS

3.1	Profits.

After giving effect to the special allocations in Section 3.3 and Section 3.4 hereof, and except as otherwise provided in Section 3.5 hereof, Profits for any Fiscal Year shall be allocated among the Unit Holders ratably in proportion to Units held.

3.2	Losses.

After giving effect to the special allocations in Section 3.3 and 3.4 hereof, and except as otherwise provided in Section 3.5 hereof, Losses for any Fiscal Year shall be allocated among the Unit Holders ratably in proportion to Units held.

3.3	Special Allocations.

The following special allocations shall be made in the following order:

(a)          Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f) (6) and 1.704-2(j) (2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(b)          Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j) (2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) (4) of the Regulations and shall be interpreted consistently therewith.

(c)          Qualified Income Offset. In the event any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in this Agreement.

(d)          Gross Income Allocation. In the event any Unit Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Unit Holder is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Unit Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Unit Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in this Agreement.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to Units owned.

(f)           Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)          Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required,

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)          Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

3.4	Curative Allocations.

The allocations set forth in Sections 3.3(a) through (g) and 3.5 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of this Agreement.

3.5	Loss Limitation.

Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis among the Units and Losses not allowable to any given Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holders’ Capital Accounts, so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations. If this Section 3.5 causes Losses to be allocated in disproportion to Units, the effect of such allocation shall be reversed at the earliest opportunity by specially allocating Net Profits to the Unit Holders to whom such Losses were allocated, the most recently allocated Losses to be reversed first.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

3.6	Other Allocation Rules.

(a)          For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

(b)          Generally, all Profits and Losses allocated to the Unit Holders or the Holders of specified Units or a specified class thereof shall be allocated among them in proportion to the Units or specified Units or class thereof, respectively, held by each. In the event Units are issued pursuant to Section 2.3 hereof during a Fiscal Year, the Profits (or Losses) allocated to the Unit Holders for each such Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units each holds from time to time during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Board.

(c)          The Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

(d)          Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company profits shall be deemed to be as provided in the Capital Accounts.

To the extent permitted by Regulations Section 1.704-2(h)(3), the Unit Holders shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

3.7	Tax Allocations: Code Section 704(c).

(a)          In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

(b)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(c)          Allocations pursuant to Section 3.7 shall be made as required or permitted by Regulations Section 1.704-3 pursuant to such method or methods provided therein as the Company shall elect in accordance with Section 8.3. Allocations under this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder's Capital Account or share of Profits or Losses or distributions under any provision of this Agreement.

SECTION 4

DISTRIBUTIONS

4.1	Net Cash Flow.

Except as otherwise provided in Section 12 hereof, Net Cash Flow, if any, shall be distributed to the Unit Holders ratably in proportion to the Units held.

4.2	Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Unit Holders, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.

4.3	Limitations on Distributions.

(a)          The Company shall make no distributions to the Unit Holders except as provided in this Section 4 and Section 12 hereof.

(b)          A Unit Holder may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Unit Holders on account of their Capital Contributions, would exceed the Gross Asset Value of the Company’s assets or the distribution would otherwise be prohibited by the Act.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

SECTION 5

MANAGEMENT AND OPERATIONS

5.1	Management by Board of Managers.

(a)          Except those matters for which consent or approval of the Members is required by this Agreement or any nonwaivable provisions of the Act, and subject to the provisions of Section 5.1(d) hereof, the powers and privileges of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board and not by the Members. No Member, other than a Member acting in his or her capacity as an officer of the Board or as an officer of the Company, has the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board. Without limiting the foregoing authority of the Board to manage the business and affairs of the Company or the actions the Board may take in exercising the powers and privileges of the Company, the Board shall have the right to make the following decisions and take the following actions:

(i)	Acquire by purchase, lease, or otherwise any real or personal property;

(ii)          Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, or lease any real estate and any personal property;

(iii)        Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the business or affairs of the Company, including executing amendments to this Agreement and the Articles in accordance with the terms of this Agreement;

(iv)         Borrow money and issue evidences of indebtedness, and secure the same by mortgage, pledge, or other lien on any or all of the Company’s assets;

(v)          Execute any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company’s assets;

(vi)         Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

(vii)       Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(viii)      Hire or contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as consultants, lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(ix)         Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability), as may be lawfully carried on or performed by a limited liability company under the laws of each jurisdiction in which the Company is then formed or qualified;

(x)          Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

(xi)         Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any Manager in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith;

(xii)       Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign business entities, including corporations, associations, general or limited partnerships or other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

(xiii)      Subject to Section 2 hereof, designate classes or series of Units, agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Units in consideration of such Capital Contribution; and

(xiv)      Indemnify a Member or Manager or officer or former Member or Manager or officer, and make any other indemnification that is authorized by this Agreement in accordance with the Act.

The Board may adopt such policies, rules, and regulations and may take such actions as it shall deem advisable in furtherance of the purposes of the Company, provided that the Board shall not act in a manner contrary to this Agreement.

(b)          No later than sixty (60) days prior to the beginning of each Fiscal Year, the Board shall, subject to Section 5.1(c), adopt an Annual Operating Budget and Annual Capital Budget covering the Fiscal Year commencing in sixty (60) days. The Annual Operating Budget shall include projected operating revenues, expenses and working capital reserves for the Fiscal Year, and the Annual Capital Budget shall include projected capital expenditures and investments for the Fiscal Year. The Budgets may but shall not be required to be incorporated into a business plan for the Fiscal Year containing such other information, plans and strategies as the Board deems advisable. The Board may, subject to Section 5.1(c), amend the Company’s Annual Operating Budget or Annual Capital Budget at any time.

(c)          Notwithstanding any other provision of this Agreement (including without limitation Section 5.1(a)), the Board may not take, approve, adopt, or amend the following actions,

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agreements, instruments or items without the consent or approval of a Majority in Interest of the Members:

(i)         The plans and specifications of the Company’s proposed ethanol plant and the contract to design and construct the proposed ethanol plant;

(ii)        The amount and terms of the debt financing and all documents and agreements entered into in connection therewith to construct and finance the start-up costs of the proposed ethanol plant;

(iii)	The Annual Operating and Capital Budgets for each Fiscal Year;

(iv)       Any contract, obligation, liability, disbursement or lawsuit settlement outside of the ordinary course of business in excess of $100,000 which is not part of the then current Fiscal Year’s approved Annual Operating or Capital Budget (provided that necessary expenditures to meet operational emergencies at the proposed ethanol plant may be incurred prior to such approval if immediate action is required for the safety or operation of the proposed ethanol plant);

(v)        Any investment in excess of $100,000 which is not part of the then current Fiscal Year’s approved Annual Capital Budget;

(vi)       The acceptance of additional Capital Contributions, the issuance of additional Units, or the issuance of options or warrants to purchase Units, provided that Capital Contributions made by and Units issued to US BioEnergy or Big River pursuant to Sections 2.2, 2.3, or 2.6 hereof shall not require the approval or consent of a Majority in Interest of the Members;

(vii)      The determination of the Gross Asset Values of the Company Property;

(viii)	The admission of new Members and the terms of such admission;

(ix)       The sufficiency of any legal opinion required under Section 10 of this Agreement or the waiver of any such legal opinion;

(x)	Any tax elections under Section 8.3(a) of this Agreement; or

(xi)	Any amendment to the Articles or this Agreement.

(d)          Notwithstanding any other provision of this Agreement (including without limitation Section 5.1(a)), the Board shall not have authority to approve, authorize or take any of the following actions with respect to the Company without the approval or consent of a Member or Members holding a Super-majority of Units: (i) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company; (ii) merge or consolidate the Company with another

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Person; (iii) materially change the business purpose of the Company; or (iv) voluntarily dissolve the Company.

5.2	AFFILIATE AGREEMENTS.

(a)          The Company will enter into the following agreements with Affiliates of US BioEnergy in connection with its operations:

(i)

A Management Agreement with UBE Services, LLC under which UBE Services, LLC will manage and supervise the day-to-day operations and affairs of the Company and provide risk management services to the Company;

(ii)	An Ethanol Marketing Agreement with Provista Renewable Fuels Marketing, LLC under which Provista Renewable Fuels Marketing, LLC will be the exclusive marketer of all ethanol produced by the Company;

(iii)	A Distillers Grains Marketing Agreement with UBE Ingredients, LLC under which UBE Ingredients, LLC will be the exclusive marketer of all distillers grains produced by the Company; and

(iv)	A Grain Procurement Agreement with UBE Services, LLC under which UBE Services, LLC will procure raw grain for, and sell raw grain to, the Company.

The Management Agreement, Ethanol Marketing Agreement, Distillers Grains Marketing Agreement, and Grain Procurement Agreement are referred to collectively as the “US Bio Affiliate Agreements.” For purposes of this Agreement relating to the US Bio Affiliate Agreements, UBE Services, LLC, Provista Renewable Fuels Marketing, LLC, and UBE Ingredients, LLC are sometimes collectively referred to as the “US Bio Affiliates.” The Company shall pay to the respective Affiliates of US BioEnergy such compensation and fees for such services as provided for in the US Bio Affiliate Agreements, together with reimbursement of costs and expenses as provided for therein.

(b)          For so long as Big River holds an Interest of 50% or more, Big River shall be entitled to, on the Company’s behalf, exercise the Company’s right to terminate, not renew, or renew other than on substantially similar terms any US Bio Affiliate Agreement, but in any such case only if and as permitted under, and otherwise in strict accordance with the terms and conditions of, such US Bio Affiliate Agreement. The rights of Big River under this Section 5.2(b) shall be exercised by a vote of the Managers appointed by Big River at a duly called and held special meeting of the Board, which the Managers appointed by US BioEnergy may attend and in which they may participate (other than in the vote regarding the US Bio Affiliate Agreement(s) at issue). However, at any such meeting where the Managers of Big River have voted to terminate, not renew, or renew

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

other than on substantially similar terms a US Bio Affiliate Agreement, the Managers appointed by US BioEnergy will separately vote on the matter, and if two of such Managers also vote to terminate, not renew, or renew other than on substantially similar terms such US Bio Affiliate Agreement, such action will not trigger the buy-sell provisions pursuant to Section 5.2(d) below.

(c)          Notwithstanding the terms of the US Bio Affiliate Agreements, Big River may cause the Company to terminate a US Bio Affiliate Agreement for “cause” at any time, with “cause” defined as the adjudication by a court of competent jurisdiction of (1) the willful failure or refusal of the US Bio Affiliate to perform any material obligation under the US Bio Affiliate Agreement within 15 days after it receives written notice thereof from the Company, unless such obligation cannot be reasonably performed by the US Bio Affiliate within such 15-day period, then within 30 days, or (2) the willful misconduct or embezzlement by the US Bio Affiliate, or other illegal acts by the US Bio Affiliate that materially and adversely affect the Company or the services to be performed by the US Bio Affiliate; provided, however, that in either case such termination must be exercised within sixty (60) days of Big River’s knowledge of the event which creates the right to terminate for cause. The termination of a US Bio Affiliate Agreement for “cause” shall not trigger the buy-sell provisions pursuant to Section 5.2(d) below. The termination of one US Bio Affiliate Agreement pursuant to this Section 5.2(c) shall not terminate or give rise to any right to terminate any other US Bio Affiliate Agreement (i.e., there are no cross-default or cross-termination rights).

(d)          Except as otherwise specifically provided in Section 5.2(b) and Section 5.2(c) above, in the event of any termination, expiration without renewal, renewal other than on substantially similar terms, cancellation, voiding, or other invalidation of any US Bio Affiliate Agreement (a “Triggering Event”), US BioEnergy shall have the right (but not the obligation) to trigger an option whereby Big River shall have the right either to sell to US BioEnergy the Units held by Big River or to purchase from US BioEnergy the Units held by US BioEnergy, all upon the terms and conditions of this Section 5.2(d).

(i)           In the event of a Triggering Event, within 15 days US BioEnergy may (but is not required to) give written notice (the “Option Notice”) to Big River and to the Company specifying the Triggering Event and US BioEnergy’s determination of the total value of the Units held by US BioEnergy. Big River shall have sixty (60) days following its receipt of the Option Notice to either (x) “put” or sell the Units held by Big River to US BioEnergy at a price equal to the total value of US BioEnergy’s Units as specified in the Option Notice or (y) “call” or purchase the Units held by US BioEnergy at a price equal to the total value of US BioEnergy’s Units as specified in the Option Notice, by giving written notice to the Company and US BioEnergy of its election. The foregoing option assumes that US BioEnergy and Big River hold the same number of Units. If US BioEnergy and Big River do not hold the same number of Units, the option will be based on a the per Unit price of the US BioEnergy Units determined by US BioEnergy, multiplied by the number of Units to be purchased from the selling party. The decision of whether to sell its Units to US BioEnergy or purchase the Units of US BioEnergy may be made by Big River in its sole discretion. Failure to respond to the Option Notice within the sixty (60) day period shall be deemed a waiver of Big River’s rights to put or call Units under the provisions of this

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

Section 5.2(d), and US BioEnergy shall then be entitled to “call” or purchase the Units of Big River at the price specified in the Option Notice by providing written notice to the Company and Big River of its election within sixty (60) days after the expiration of Big River’s rights. Failure by US BioEnergy to provide the written notice of its election within the sixty (60) day period after the expiration of Big River’s rights shall be deemed a waiver of US BioEnergy’s rights to call or purchase the Units of Big River under the provisions of this Section 5.2(d). The Members agree that the call right to purchase the Units of US BioEnergy or Big River, as the case may be, provided for herein may be exercised by the Company in lieu of Big River or US BioEnergy, and that the decision by and power and authority of the Company to exercise such right shall be made in the sole discretion of the party electing to exercise its call right. In such case, the written notice of such electing party that it is exercising its right to purchase the Units held by the other party shall notify the other party and the Company that the Company will be exercising the right to purchase the Units and not the electing party. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in any such case the non-electing party will have no obligation to make a Capital Contribution to fund the purchase of the Units by the Company. The closing of the purchase or sale of Units under the provisions of this Section 5.2(d) shall be held at time and place mutually acceptable to the parties within sixty (60) days of the exercise of the put or call rights hereunder.

(ii)          If US BioEnergy fails to provide the Option Notice to Big River and the Company within fifteen (15) days of a Triggering Event, then such rights that arose with respect to that Triggering Event shall expire without further effect. However, the rights under this Section 5.2(d) shall again be available in the event of any subsequent Triggering Event.

5.3	Actions by Managers; Committees; Reliance on Authority.

(a)          In managing the business and affairs of the Company and in exercising the powers and privileges of the Company, Managers shall act on behalf of the Company only (i) collectively through meetings of the Board held and conducted pursuant to the provisions of this Agreement or by written action taken pursuant to the provisions of this Agreement, (ii) through committees established pursuant to Section 5.3(b), and (iii) through officers of the Board and officers of the Company to whom authority and duties have been delegated pursuant to the provisions of this Agreement.

(b)          The Board, by resolution approved by the affirmative vote of a majority of the Managers then holding office, may from time to time establish one or more committees, each of which shall be comprised of one or more natural persons who may but need not be Managers or Members, provided that a majority of committee members on each committee must be a Manager or Member. Any such committee shall have and may exercise only such authority and duties to the extent provided by the Board in such resolution, subject at all times to the limitations set forth in the Act, this Agreement and to the direction and control of the Board. Unless otherwise provided by the Board, the presence of a majority of the members of any such committee shall constitute a quorum for the transaction of business at a meeting of the committee, and the committee shall act by the

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

affirmative vote of a majority of committee members present at a duly held meeting. In other matters of procedure the provisions of this Agreement shall apply to committees and the members thereof to the same extent they apply to the Board and Managers, including, without limitation, the provisions with respect to meetings and notice thereof, absent members, written actions, and valid acts. Each committee shall keep regular minutes of its proceedings and report the same to the Board. The Board may dissolve any committee at any time.

(c)          Any Person dealing with the Company, other than a Member or a Manager or an Affiliate of a Member or Manager, may rely on the authority of any officer of the Board or any officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether the action is actually taken in accordance with the provisions of this Agreement, unless the Person dealing with the Company has actual knowledge that the officer lacks authority to act or the Act establishes that the officer lacks authority to act.

5.4	The Board of Managers.

(a)          Number, Qualification and Term of Office. The Company shall be managed by a six-person Board of Managers, and each Member shall have the right to appoint three (3) Managers to the Board. In addition, each Member shall have the right to appoint one alternate Manager to the Board. The alternate Manager shall be entitled to attend Board meetings from time to time at the discretion of the Member appointing the alternate, provided that the alternate shall not be entitled to speak or to be heard at any Board meeting expect upon approval of the Board. In the absence of a Manager at a duly held meeting of the board, the alternate Manager may substitute and vote as a full voting Manager of the appointing Member. An appointed Manager (and the alternate Manager) shall serve indefinitely at the pleasure of the Member appointing him or her until a successor is appointed, or until the earlier death, resignation or removal of the appointed Manager. An appointed Manager may be removed for any reason by the Member appointing him or her, upon written notice to an officer of the Board, which notice may designate and appoint a successor Manager to fill the vacancy, and which notice may be given at a meeting of the Board attended by the person appointed to fill the vacancy. Notwithstanding the foregoing, if at any time a Member holds less than 40% of the Units then held by all Members, then the size of the Board of Managers shall be decreased by one, and the Member that holds less than 40% shall be entitled to appoint two (2) Managers to the Board (with the Member or Members holding 60% or more of the Units entitled to appoint three Managers). If at any time a Member holds less than 20% of the Units then held by all Members, then the size of the Board shall remain at five, and such Member shall be entitled to appoint one (1) Manager to the Board (with the remaining four Managers appointed by the Member or Members holding 80% or more of the Units). The appointment rights of Members will re-adjust if the ownership of the Members returns to 50%-50% (in the case of the first adjustment) or 60%-40% in the case of the second adjustment).

(b)          Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c)          Meetings. Regular meetings of the Board shall be held from time to time as determined by the Board. Special meetings of the Board shall be held upon the call of the President or three (3) or more Managers. Board meetings shall be held at the principal office of the Company or within the State of Iowa, as shall be designated by the person calling the meeting and stated in the notice of the meeting or a duly executed waiver of notice thereof. Such meetings may take place outside the State of Iowa upon the written consent of a Super-majority of the Managers. Managers may participate in a Board meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

(d)          Notice. Oral or written notice of each meeting of the Board, stating the place, day and hour of the meeting, shall be given to each Manager at least 3 days before the day on which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board does not need to specify the business to be transacted or the purpose of the meeting.

(e)          Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating his objection to the transaction of any business because the meeting is not lawfully called or convened and such Manager does not thereafter participate in the meeting.

(h)          Quorum. A majority of the Managers in office shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

(i)           Voting and Act of the Board. Each Manager shall have one vote. Except as otherwise provided herein, the Board shall take action by the affirmative vote of a majority of all of the Managers then in office (irrespective of whether all of the Managers are present at a duly held meeting at which a quorum is present). However, when an action by the Board requires a Super-majority vote, such action shall require a Super-majority vote by all of the Managers then in office (i.e., irrespective of whether all of the Manager are present at a duly held meeting at which a quorum is present).

(j)           Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken by written action signed by all of the Managers comprising the Board.

(k)          Absentee Managers. A Manager of the Company may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the Manager is not present

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at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Manager has consented or objected. If a Manager has consented to or objected to a proposal under this section, then the alternate Manager that may be substituting for such absent Manager may not also vote on such proposal.

(l)           Compensation. The Board may fix the compensation, if any, of Managers. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or other business of the Company.

5.5	Duties and Obligations of Managers.

(a)          Duties. The Board shall cause the Company to conduct its business and operations separate and apart from that of any Member, Manager or any of its Affiliates. The Board shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Iowa and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Manager shall have the duty to discharge the foregoing duties in good faith, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. No Manager shall be under any other duty to the Company or the Members to conduct the affairs of the Company in a particular manner. Notwithstanding anything in the contrary to this Agreement, and to the maximum extent permitted by law, each manager shall (x) in voting at any meeting of the Board or in otherwise carrying out his or her responsibilities as a Manager of the Company, vote or act as directed by the Member that appointed him or her, and (y) in the absence of such direction, vote or act in his or her determination of the best interests of the Member that appointed him or her. No Manager shall have breached, or be deemed to have breached, this Agreement or any duty to the Company, and no Manager shall have acted in bad faith, or be deemed to have acted in bad faith, by voting or acting in accordance with the immediately preceding sentence.

(b)          Bonds and Insurance. The Board may require all officers, agents and employees charged by this Company with responsibility for the custody of any of its funds or property to give bonds. Bonds shall be furnished by a responsible bonding company and approved by the Board, and the cost shall be paid by the Company. The Board shall cause the Company to provide for insurance of the property of the Company, or property which may be in the possession of the Company and not otherwise adequately insured by the owner of the property. In addition, the Board shall cause the Company to provide for insurance covering liability of the Company to all employees and the public, in such commercially reasonable amounts as is customary for businesses similar to the Company.

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5.6	Officers.

(a)          Number; Qualification; Election. Officers must be natural persons, and shall be elected or appointed by the Board on an annual basis. The officers of the Company shall consist of a President, a Vice President, a Secretary and a Treasurer. The President and Vice President may also be referred to as Chairman and Vice Chairman, respectively. The Secretary and Treasurer position may be held by the same person. The officers of the Company must be Managers. The Board may also appoint such assistant officers of the Company as it may deem necessary or advisable. Such assistant officers may but are not required to be members of the Board. Except as otherwise provided in this Agreement, the Board shall fix the powers, duties, and compensation of all officers of the Company.

(b)          Term of Office. An officer of the Company shall hold office for a term of one year and until a successor shall have been duly elected or appointed, unless prior thereto such officer shall have resigned or been removed from office as hereinafter provided.

(c)          Removal and Vacancies. Any officer elected or appointed by the Board may be removed, with or without cause, at any time by a resolution of the Board. Any vacancy in an office of the Company shall be filled by a resolution of the Board. An officer may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.

(d)          President. Unless provided otherwise by a resolution adopted by the Board, the President shall preside at meetings of the Board; shall see that all orders and resolutions of the Board are carried into effect; may execute, on behalf of the Company, all documents, agreements, and instruments authorized by the Board; and shall perform such other duties as may from time to time be prescribed by the Board. Except as set forth in the preceding sentence, the President shall have only those powers and duties expressly granted or prescribed by the Board. The President shall be appointed by Big River.

(e)          Vice President. The Vice President shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and otherwise shall have only those powers and duties expressly granted or prescribed by the Board. The Board may designate more than one Vice President, in which case the Vice President shall be designated as to denote which is most senior in office. The Vice President shall be appointed by US BioEnergy.

(f)           Treasurer. Unless the Board establishes a separate officer position for the Chief Financial Officer of the Company, the Treasurer shall be the Chief Financial Officer of the Company and: shall keep accurate financial records for the Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Board shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Board, making proper vouchers therefor; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Board, shall render to the President and the Board, whenever requested, an account of all such Officer's

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transactions as Treasurer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Board or the President from time to time. Other than as specified herein, the Treasurer shall have only those powers and duties expressly granted or prescribed by the Board. The Treasurer shall be appointed by Big River.

(g)          Secretary. The Secretary shall attend all meetings of the Board and of the Members and shall maintain records of, and whenever necessary, certify all proceedings of the Board and of the Members. The Secretary shall keep the required records of the Company, when so directed by the Board or other person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the Members and of meetings of the Board, and shall also perform such other duties and have such other powers as the President or the Board may prescribe from time to time. Other than as specified herein, the Treasurer shall have only those powers and duties expressly granted or prescribed by the Board. The Secretary shall be appointed by US BioEnergy.

(h)          Delegation. Unless prohibited by a resolution of the Board, an officer elected or appointed by the Board may delegate in writing some or all of the duties and powers of such person's management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

(i)           Compensation. Officers shall receive such compensation, if any, as may be determined from time to time by resolution of the Board.

(j)           Abuses of Authority. In the event an officer of the Company acts or fails to act in way that is in excess of or otherwise inconsistent with the authority granted to such officer under this Agreement or by the Board, the Member appointing such officer shall (i) if requested by the other Member, cause the Managers appointed by it to take such action as may be necessary to unwind any effect of such unauthorized action or failure to act and (ii) indemnify the Company and the other Member from and against any and all claims, damages, losses, costs, and expenses suffered or incurred by the Company or the other Member (A) as a result of such unauthorized action or failure to act or (B) to unwind any effect of such unauthorized action or failure to act.

5.7	Limitation of Liability; Indemnification of Managers and Officers.

(a)          No Manager or officer of the Company shall be personally liable to this Company or its Members for money damages for any action taken, or failure to take any action, except for liability for any of the following: (i) the amount of a financial benefit received by a Manager to which the Manager is not entitled; (ii) an intentional infliction of harm on the Company or its Members; (iii)  a violation of section 807 of the Act; or (iv) an intentional violation of criminal law. It is the intention of the Members to limit or eliminate the personal liability of Managers to the greatest extent permitted under Iowa law. If amendments to Iowa Statutes are passed after this provision becomes effective which authorize limited liability companies to act to further limit or eliminate the personal liability of Managers of a limited liability company, then the liability of Managers shall be limited or eliminated to the greatest extent permitted by Iowa Statutes, as so

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amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Manager for or with respect to any acts or omissions of such Manager occurring prior to such amendment or repeal.

(b)          The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each present and former Manager or officer relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the Manager or officer (or former Manager or officer) was a party to the proceeding in the capacity of a Manager or officer of the Company (which reasonable expenses including reasonable attorneys’ fees may be paid as incurred). Notwithstanding the foregoing provisions, the Company shall not indemnify, defend, save harmless, or pay all judgments and claims against, and reasonable expenses of, a Manager or officer (or former Manager or officer) under this provision where such judgments and claims or proceedings arise out of or are related to matters for which a Manager or officer (or former Manager or officer) is personally liable under Section 5.7(a) hereof.

(c)          The Company may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability or expense asserted against or incurred by such person in or arising from that capacity, whether or not the Company would be required or permitted to indemnify the person against the liability.

5.8	Member Compensation; Expenses; Loans

(a)          Except as provided for in the US Bio Affiliate Agreements or any other agreement approved by the Board, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as provided for in the US Bio Affiliate Agreements or by or pursuant to a policy approved by the Board, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b)          Any Member or Affiliate may, with the consent of the Board, lend or advance money to the Company. If any Member or Affiliate shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Board for loans to its most creditworthy commercial borrowers, plus up to four percent (4%) per annum as agreed upon by the Board and the Member, and on such other terms and conditions no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

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5.9Contracts with Managers or their Affiliates.

(a)          No contract or transaction between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its Affiliate has a material financial interest shall be void or voidable or require the Manager to account to the Company and hold as trustee for it any profit or benefit derived therefrom solely for this reason, or solely because the Manager is present at or participates in the Board meeting at which the contract or transaction is authorized, if (i) the material facts as to the contract or transaction and as to the Manager’s or Managers’ material financial interest are fully disclosed or known to the Board, and (ii) the Board determines that the terms of the contract or transaction are commercially reasonable and no less favorable to the Company than could be obtained from an unaffiliated third party and authorizes, approves or ratifies the contract or transaction.

(b)          No contract or transaction involving the sale or delivery of corn between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its Affiliate has a material financial interest shall be void or voidable or require the Manager to account to the Company and hold as trustee for it any profit or benefit derived therefrom solely for this reason, or solely because the Manager is present at or participates in the Board meeting at which or pursuant to which the contract or transaction is authorized or approved, notwithstanding the fact that the standard of Section 5.9(a) was not met, provided that the terms of the contract or transaction are or were commercially reasonable and no less favorable to the Company than could be or could have been obtained from an unaffiliated third party.

(c)          The US Bio Affiliate Agreements are not void or voidable because US BioEnergy, the Managers it has appointed to the Board, or their Affiliates has or have a material financial interest in the US Bio Affiliate Agreements or the US Bio Affiliate performing the services thereunder. As a material part of the consideration for becoming a Member and continuing as a Member of the Company, Big River hereby acknowledges that the material facts of the US Bio Affiliate Agreements and the interests of US BioEnergy and the Managers appointed by US BioEnergy in the US Bio Affiliate Agreements have been disclosed to Big River and are known by Big River and that a material part of US BioEnergy entering into this Agreement was the Company’s agreement to retain the US Bio Affiliates to perform the services under the US Bio Affiliate Agreements on the terms and conditions set forth in each of the US Bio Affiliate Agreements. Accordingly, Big River hereby authorizes, ratifies and approves the Company entering into the US Bio Affiliate Agreements, and hereby waives any right to assert a claim that the US Bio Affiliate Agreements or any actions taken pursuant to the US Bio Affiliate Agreements should be void or voidable because of the material financial interest therein of US BioEnergy, the Managers it has appointed to the Board, or their Affiliates.

5.10	UBE Services, LLC

UBE Services, LLC, an affiliate of US BioEnergy, shall provide management services to the Company under the terms and conditions set forth in the Management Agreement. Any authority not

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granted to UBE Services, LLC under the Management Agreement shall be reserved to the Board of the Company.

5.11	Corn Purchase Requirement

The Company agrees to act as a delivery point for the receipt of committed bushels of corn from the members of Big River Resources Cooperative (the “Cooperative”), an Affiliate of Big River. The Company shall accept delivery pursuant to its normal delivery schedules and shall pay to the Cooperative or its member, as applicable, the prevailing established local market price for all corn received and purchased from the Cooperative and/or its member. Upon request, the Company shall also report and confirm annually to Big River all deliveries of committed bushels of corn from the Cooperative and its members.

SECTION 6

MEMBERS

6.1	Members; Rights and Powers Generally.

(a)          As of the Effective Date, the Members of the Company are US BioEnergy Corporation and Big River Resources, LLC, each having the Units, Capital Contributions and initial Capital Accounts as set forth in EXHIBIT A. The Board shall cause EXHIBIT A and the books and records of the Company to be amended from time to time as Transfers occur, additional Units are issued, and additional Members are admitted to the Company in accordance with this Agreement.

(b)          Additional persons may become Members of the Company upon the consent or approval of a Majority in Interest of the Members.

(c)          Transferees of Units may become Members as provided in Section 10.6 hereof.

(d)          Other than the right to elect or appoint Managers to the Board, no Member, other than a Member acting in his, her or its capacity as an officer of the Company, has any right or power to take part in the management or control of the Company or its business and affairs. No Member other than a Member acting in his, her or its capacity as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior written consent of the Board.

(e)          No Member shall have any voting right except with respect to those matters requiring a Member vote or approval as specifically provided for in this Agreement or as otherwise required by the Act.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

6.2	Member Voting.

Members shall be entitled to vote on all matters coming to a vote of the Members as specifically provided by this Agreement or as required by the Act. Each Member may cast one vote for each Unit held. On all matters in this Agreement requiring the approval or consent of a Majority in Interest of the Members, and on all other matters to be voted upon by the Members, except in either case for any matter specifically requiring an approval, consent, or vote of or by a Member or Members holding a Super-majority of Units, the Members shall take action by the affirmative vote of a Majority in Interest of the Members.

6.3	Member Meetings.

(a)          Place and Manner of Meeting. All meetings of Members shall be held at such time and place, within the State of Iowa, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Such meetings may take place outside the State of Iowa upon the written consent of a Member or Members holding a Super-majority of Units. Presence in person, or by proxy or written ballot, shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully convened.

(b)          Conduct of Meetings. All meetings of the Members shall be presided over by the President. All meetings of the Members shall be conducted in general accordance with the most recent edition of Roberts' Rules of Order, or such other rules and procedures as may be determined by the Board in its discretion.

(c)          Annual Meeting. The annual meeting of the Members for the transaction of all business which may properly come before the meeting shall be held on a date determined by the Board. Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

(d)          Special Meetings. Special meetings of the Members may be called at any time by the President, the Board or by the Secretary upon the request of Members holding ten percent (10%) or more of the Units then held by all Members. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting.

(e)          Notice. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 15 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the President, the Secretary or the Board calling the meeting, to each Member entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member's address as it appears on the records of the Company, with postage thereon prepaid. If the purpose of the meeting is to consider any item requiring Member consent or approval pursuant to this Agreement,

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

then the notice shall state such purpose and a summary of the transaction to be considered or a verbatim statement of the amendment to be considered must accompany the notice.

(f)           Quorum. At any annual or special meeting of the Members, a Majority in Interest of Members, represented in person or by proxy, shall constitute a quorum necessary for the transaction of business. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of Members leaving less than a quorum. The registration shall be verified by the Secretary and shall be reported in the minutes of the meeting.

(h)          Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. A proxy shall be considered filed with the Company when received by the Company at its executive offices, unless later revoked. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

6.4	Termination of Membership.

A Member may not be expelled, provided that the failure of a Member to comply with the membership requirements established in, or pursuant to authority granted by, this Agreement shall result in the termination of membership of such Person. The membership of a Member in the Company shall terminate upon the occurrence of events described in this Agreement or as otherwise provided for in the Act, including resignation and withdrawal. In the event a Person ceases to be a Member without having transferred all of the Units owned by such Person, such Person shall lose all voting rights and shall be considered merely an assignee of the financial rights associated with the Units held by such Person, having only the rights of an unadmitted assignee. Such Person shall remain subject to the applicable provisions of this Agreement with respect to such financial rights. Such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, shall not be entitled to vote on any matters reserved to the Members, and shall not have any of the other rights of a Member under this Agreement or of a member under the Act. Further, such Person shall not have the right to Transfer such Person’s Units except by means of a Permitted Transfer in accordance with the provisions of Section 10 herein.

6.5	Continuation of the Company.

The Company shall not be dissolved upon the occurrence of any event which is deemed to terminate the continued membership of a Member. The Company’s affairs shall not be required to be wound up. The Company shall continue without dissolution.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

6.6No Obligation to Purchase Member’s Interest.

No Member whose membership in the Company terminates, nor any transferee of such Member, shall have any right to demand or receive a return of such terminated Member’s Capital Contributions or to require the purchase or redemption of the Units owned by such terminated Member. The other Members and the Company shall not have any obligation to purchase or redeem the Units or Capital Contributions of any such terminated Member or transferee of any such terminated Member. No Member whose membership has terminated shall be entitled to receive a distribution in complete redemption of the fair value of the Units or Capital Contributions of such Person (except as provided in Section 12 hereof following a Dissolution Event), notwithstanding any provisions of the Act or any other provision of law. As a material part of the consideration for continuing or becoming a Member of the Company, each Member hereby waives any right, and expressly agrees that it intends for this provision to negate any entitlement to receive a distribution in complete redemption of the fair value of Units or Capital Contributions of such Member upon an event that terminates the membership of such Member which, in the absence of the provisions in this Agreement, it may otherwise be afforded by the Act.

6.7         Waiver of Dissenters’ Rights. Except for those transactions or events for which waiver of dissenters rights is expressly prohibited by the Act, each Member hereby waives and agrees not to assert any dissenters’ rights under the Act.

SECTION 7

UNIT CERTIFICATES

7.1	Certificates For Units.

Certificates representing Units of the Company shall be in such form as determined by the Board. The President or the Vice President and the Secretary or assistant Secretary of the Company shall sign the certificates. All certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificate has been issued shall be entered on the books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate is surrendered and canceled by the Company.

7.2	Transfer of Certificates.

Transfer of certificates of the Company shall be made pursuant to this Agreement and only by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Company, and upon surrender of the certificate to the Company for cancellation. The Person in whose name the certificate appears on the books of the Company is deemed to be the owner thereof for all purposes.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

7.3Loss or Destruction of Certificates.

In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon the holder of the certificate giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such amount as the Board may provide.

7.4	Certificate Regulations.

The Board has the power and authority to make such further rules and regulations, not inconsistent with this Agreement and the statutes of the State of Iowa, as they may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

7.5	Legends.

The Board may place one or more legends on the certificates representing the Units to indicate restrictions on transfer, registration requirements, or other restrictions or obligations contained herein.

SECTION 8

ACCOUNTING, BOOKS AND RECORDS

8.1	Accounting, Books and Records.

(a)	The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP, consistently applied and in accordance with the internal controls, disclosure controls and public reporting company obligations and requirements of the Members under the Sarbanes-Oxley Act or other applicable federal or state securities laws; provided, that the financial provisions in this Agreement relating to Capital Contributions, Profits and Losses, distributions and Capital Accounts shall be construed and determined in accordance with this Agreement without regard to whether such provisions are inconsistent with GAAP. Any material costs incurred by the Company in meeting US BioEnergy’s requirements as a reporting company and with respect to US BioEnergy’s requirements to comply with the Sarbanes-Oxley Act shall be reimbursed by US BioEnergy, but only to the extent that such costs would not have been incurred by the Company but for such requirements. The books and records shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The books and records of the Company shall include and the Company shall maintain at its principal executive office all of the following:

(i)           An EXHIBIT A to this Agreement (which EXHIBIT A is hereby incorporated into this Agreement), which EXHIBIT A shall include a current list of the full name and last known business or residence address of each Unit Holder set forth in alphabetical order, the

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

Capital Contributions and Units of each Unit Holder (including the amount of cash and description and statement of the agreed value of any other property or services relating to such Capital Contributions), the amount and value of any Capital Contributions which any Member or potential Member has agreed to make pursuant to a contribution agreement or a contribution allowance agreement (including the time or times at which or events the happening of which such Capital Contributions are to be made or, in the case of a contribution allowance agreement, such right to contribute lapses), and which EXHIBIT A shall be amended from time to time as Transfers occur or as additional Units are issued and as additional Members are admitted to the Company in accordance with this Agreement, and which EXHIBIT A, together with the other applicable provisions of this Agreement, shall constitute the statement of membership interests in the Company provided for by the Act;

(ii)	The full name and business address of each Manager;

(iii)        A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(iv)         Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(v)          A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(vi)         Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years;

(vii)       The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years;

(viii)      The required records and information required under the Act, to the extent not included in (i) – (vii) above; and

(ix)         The books and records and information that are consistent with or required by the internal controls, disclosure controls and reporting obligations and requirements of the Members under the Sarbanes-Oxley Act or other applicable federal or state securities laws.

(b)          The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board may, without any further consent of the Unit Holders (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

8.2	Reports.

(a)          In General. The Treasurer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s Chief Financial Officer (if a person other than the Treasurer) and the Company’s accountants.

(b)          Periodic and Other Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i), (ii) and (iii) below, prepared, in each case (other than with respect to Unit Holder’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied, and, subject to Section 1.11 hereof, such other reports as any Member may reasonably request from time to time; provided that, if the Board so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Member’s sole cost and expense.

(i)           As soon as practicable following the end of each Fiscal Year (and in any event not later than forty five (45) days after the end of such Fiscal Year and at such time as distributions are made to the Unit Holders pursuant to Section 12 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements). US BioEnergy shall select the initial accounting firm of the Company, which firm will perform audits of the Company’s financial statements for the Fiscal Years ending December 31, 2007 and December 31, 2008. After Fiscal Year ending December 31, 2008, the accounting firm of the Company will be subject to review and approval of the Board. Within sixty (60) days of the completion of the Fiscal Year 2008 audit, US BioEnergy will nominate an accounting firm to the Board for approval. If approved by the Board, the accounting firm will be the Company’s accountants for the following two Fiscal Years subject to removal by the Board. The Company’s accountants will be subject to nomination by US BioEnergy and review and approval by the Board on a two year basis consistent with the foregoing procedures. The Company’s accountants shall be an independent registered accounting firm registered with the Public Company Accounting Oversight Board.

(ii)          As soon as practicable following the end of the first three fiscal quarters of each Fiscal Year (and in any event not later than seven (7) days after the end of such fiscal quarter), an unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited statements of operations and cash flows for such fiscal quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter and the fiscal quarter just completed.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(iii)        As soon as practicable following the end of each calendar month (and in any event not later than seven (7) days after the end of such calendar month), an unaudited balance sheet of the Company as of the end of such calendar month and the related unaudited statements of operations and cash flows for such calendar month and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior year’s calendar month and the calendar month just completed.

8.3	Tax Matters.

(a)          Tax Elections. The Board shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company, (ii) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Unit Holders with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders.

(b)          Tax Matters Partner. The Board shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and –2 or any similar provision under state or local law.

(c)          Tax Information. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

8.4	Delivery to Members and Inspection.

(a)          Upon the written request of any Member for purposes reasonably related to the interest of that Person as a Member, the Board shall cause the Company to deliver to the requesting Member, at the expense of the Company, a copy of the Company’s most recent annual financial statement and its most recent federal, state, and local income tax returns and reports.

(b)          Each Member shall have access to the records of the Company, including but not limited to financial statements, tax returns, budgets and material contracts, and each Member (or, in the case of Section 8.4(b)(i) below, his, her or its designated representative) has the right, upon

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

reasonable written request for purposes reasonably related to the interest of the Person as a Member and for proper purposes, to:

(i)           Inspect and copy during ordinary business hours, at the Member’s expense, any of the Company records described in Sections 8.1(a)(i) through (ix) and 8.4(b) and, with respect to the Company records described in Section 8.1(a)(i) through (ix) and 8.4(b), if such records are not available the Member shall be entitled to bring an action against the Company to obtain such records and recover its reasonable attorneys fees incurred in bringing such an action;

(ii)          Obtain from the Company true and full information regarding the current state of the Company’s financial condition, subject to normal changes or adjustments arising after, or following the end of, the period covered by such information; and

(iii)        Obtain other information regarding the Company’s affairs or inspect during ordinary business hours other books and records of the Company as is just and reasonable.

(c)          The rights granted to a Member pursuant to this Section 8.4 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time by the Board, and to the provisions of Section 1.11 hereof, to the extent not inconsistent with the Act. Unadmitted assignees of Units shall not have the right to information regarding the Company afforded Members hereunder or by the Act.

(d)	In addition to any other inspection rights of a Member under this Agreement or the Act, the Company’s records shall be available for inspection, audit, or reproduction by US BioEnergy or the designated representative of US BioEnergy, and by Big River or its designated representative (if applicable), for purposes of verifying services or quantities delivered, hours of work performed, or other claims of adjustment related to the US Bio Affiliate Agreements, or as otherwise reasonably required for US BioEnergy to remain compliant with the Sarbanes-Oxley Act or the listing requirements of any national stock exchange on which its common stock may be listed.

SECTION 9

AMENDMENTS

9.1	Amendments.

(a)          Amendments to this Agreement may be proposed by the Board or by the request of Members holding twenty percent (20%) or more of the Units then held by all Members. The Board shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Board shall include in any such submission a recommendation as to the proposed amendment. The Board shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

shall be adopted and be effective as an amendment hereto only if approved by a Majority in Interest of the Members.

(b)	Notwithstanding Section 9.1(a) hereof:

(i)           Except as provided in Section 2.1 for authorizations and designations of additional classes or series of Units and changes in numbers of authorized Units of any class or series, this Agreement shall not be amended without the approval or consent of each Unit Holder adversely affected if such amendment would modify the limited liability of a Unit Holder, or the voting rights or interest of a Unit Holder in Profits, Losses, other items, or any distributions;

(ii)          A provision of this Agreement that requires the approval or consent of a specified percentage in interest of the Members or any class(es) or series thereof may not be amended without the affirmative vote of Members holding at least the specified percentage of the Units then held by all Members, or of the Units of the specified class(es) or series of Units then held by all Members; and

(iii)        This Section 9 shall not be amended without the approval or consent of all Members.

SECTION 10

TRANSFERS

10.1	General Restrictions on Transfers.

(a)          No Transfer of all or any portion of a Member’s Interest in the Company as quantified by Units and therefore no Transfer of all or any portion of the Units held by a Member shall be valid except as specifically permitted by this Section 10 of this Agreement (a Member’s Interest referred to as Units in this Agreement and this Section 10). Any purported Transfer of Units in violation of the terms of this Agreement including this Section 10 shall be null and void and of no force or effect whatever.

(b)          For purposes of this Section 10, a Member may pledge or otherwise encumber all or any portion of its Units as security for the payment of debt without complying with the restrictions and conditions to Transfer set forth herein, provided that any subsequent foreclosure or transfer to the secured party in lieu of foreclosure shall be considered a Transfer for all purposes of this Agreement.

(c)          No Transfer of Units shall be valid and effective and binding on this Company without the approval of the Board nor until such Transfer shall have been entered in the books and records of this Company.

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(d)          It is the intent of the parties to this Agreement that (i) the tax status of the Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Regulations Section 1.7704-1, et seq., and any amendments thereto, and (iii) this Agreement shall be read and interpreted to prohibit the free transferability of Units.

10.2	Involuntary Transfers.

In the event of an involuntary Transfer of the Units held by a Member upon the bankruptcy of such Member or other involuntary transfer by such Member by operation of law, any assignee of such Units who is not admitted as a Member as provided in Section 10.8 hereof shall not be a Member and shall not have any right to vote as a Member, give its consent or approval as a Member, appoint Managers to the Board or participate in the management of the business and affairs of the Company. In addition, unless and until admitted as a Member, such transferee shall not be entitled to exercise any other rights of a Member in the Company, including the right to grant approvals or give consents with respect to the Units, the right to require any information or accounting of the Company’s business, or the right to inspect the Company’s books and records. Instead, such transferee shall have the rights of an unadmitted assignee as provided in Section 10.7 hereof, and the Units held by the transferee shall remain subject to the provisions of this Agreement including the Transfer restrictions and provisions set forth in this Section 10 and Section 11 hereof (and for purpose of the provisions of this Section 10 and of Section 11, provisions applicable to a Member or to Units held by a Member shall mean and include unadmitted assignees and Units held by unadmitted assignees). In the event of an involuntary Transfer of the Units held by a Member upon the bankruptcy of such Member or other involuntary transfer by such Member, such Member shall cease to be a Member upon the Transfer of the Units held by the Member.

10.3	Permitted Transfers.

(a)          A Member may Transfer all (but not less than all) of the Units held by the Member upon satisfaction of and compliance with each of the provisions, conditions and restrictions set forth in this Section 10 (including Sections 10.4 and 10.5 hereof), and the Board shall not approve, and the Company shall not recognize for any purpose, any purported Transfer of Units unless and until the provisions, conditions and restrictions set forth in this Section 10 (including Sections 10.4 and 10.5 hereof) have been satisfied. Any Transfer approved by the Board and satisfying the provisions, conditions and restrictions set forth in this Section 10 (including Sections 10.4 and 10.5 hereof) shall be referred to in this Agreement as a “Permitted Transfer”.

(b)          Following a Permitted Transfer, the Units held by the transferee shall remain subject to the Transfer restrictions set forth in this Section 10, and the transferor shall cease to be a Member upon the Transfer of the Units held by the Member.

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10.4	Conditions to Permitted Transfers.

A Transfer shall not be treated as a Permitted Transfer under Section 10.3 hereof unless and until the following conditions are satisfied:

(a)          Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b)          The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(c)          Except in the case of a Transfer of Units involuntarily by operation of law, either (a) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (b) such Transfer shall be exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities, in the opinion of counsel to the Company.

(d)          Except in the case of a Transfer of Units involuntarily by operation of law, such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, in the opinion of counsel to the Company.

(e)          Except in the case of a Transfer of Units involuntarily by operation of law, such Transfer will not cause the Company to be deemed to be a “publicly-traded partnership” under applicable provisions of the Code, in the opinion of counsel to the Company.

(f)           Unless otherwise approved by the Board and the non-transferring Member, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Board and the non-transferring Member, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company.

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(g)          No notice or request initiating the procedures contemplated by Section 10.4 may be given by any Member after a Dissolution Event has occurred. No Member may Transfer all or any portion of its Units after a Dissolution Event has occurred.

The Board shall have the authority to waive any legal opinion or other condition required in this Section10.4 upon the written consent of the non-transferring Member.

10.5	Right of First Refusal

(a)          Right of First Refusal. No Member may Transfer all or any portion of the Units held by such Member unless such Member first offers to sell such Units to the non-transferring Member upon the terms and conditions of this Section 10.5. If any Member desires to sell or Transfer the Units held by such Member, the Member shall give the Company and the non-transferring Member written notice of the proposed Transfer (“Offer Notice”) stating the name and address of the proposed transferee (“Transferee”) and the terms and conditions of the of the proposed Transfer including the purchase price. The Offer Notice shall constitute the offer of the Member to sell the Units to the non-transferring Member upon the terms and conditions set forth in the Offer Notice, and shall constitute the representation of the Member to the Company and the non-transferring Member that the proposed Transfer described in the Offer Notice is a bona fide transaction. The non-transferring Member shall have forty five (45) days after receipt of the Offer Notice to exercise its right to purchase the Units on the terms and conditions set forth in the Offer Notice by giving written notice to the Company and the transferring Member of its exercise of such right. Failure to respond to the Offer Notice within the 45-day period shall be deemed a waiver of the non-transferring Member’s right to purchase the Units under the Right-of-First Refusal provisions hereof. The Members agree that the right of first refusal to purchase Units provided for herein may be exercised by the Company in lieu of the non-transferring Member, and that the decision by and power and authority of the Company to exercise such right instead of the non-transferring Member may be made by the non-transferring Member in its sole discretion. In such case, the written notice of the non-transferring Member that it is exercising is right to purchase the Unit shall notify the transferring Member and the Company that the Company will be exercising the right to purchase and not the non-transferring Member. The closing of the purchase of the Units of the transferring Member by the non-transferring Member or the Company shall be held at time and place mutually acceptable to the parties within forty-five (45) days of the exercise of the purchase right.

(b)           Failure to Exercise Right-of-First Refusal. If the non-transferring Member and the Company fail to exercise their purchase rights under the right of first refusal in the manner set forth above, then the transferring Member shall have forty five (45) days following the expiration of the 45-day option period provided for above during which to complete and close the Transfer of the Units to the transferee named in the Offer Notice, provided that such Transfer is in strict accordance with the terms and conditions set forth in the Offer Notice and otherwise complies with the other provisions of this Agreement applicable to the Transfer of Units (including without limitation the other provisions of this Section 10). If the proposed Transfer is completed in strict accordance with the terms and conditions set forth in the Offer Notice and otherwise complies with

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

the other provisions of this Agreement applicable to the Transfer of Units, the Transfer shall be deemed a Permitted Transfer. Any Transfer of Units not in strict accordance with the terms and conditions set forth in the Offer Notice or otherwise not in compliance with the other provisions of this Agreement applicable to the Transfer of Units or that is not completed within such 45-day period, shall be null and void and shall again subject the transferring Member’s Units to all the terms and conditions of this Agreement, including the Right-of-First Refusal provisions of this Section

10.6	Prohibited Transfers.

(a)          Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the non-transferring Member, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Company.

(b)          In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.7	Rights of Unadmitted Assignees.

Unless admitted as a Member pursuant to Section 10.8 hereof, a Person who acquires Units and is not already a Member shall only be entitled to allocations and distributions with respect to such Units in accordance with this Agreement, and shall not have any right to any information or accounting of the affairs of the Company, and shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement. In addition, the Units held by such Person shall continue to be subject to the provisions of this Agreement including the Transfer restrictions and provisions set forth in this Section 10 and Section 11 hereof (and for purpose of the provisions of this Section 10 and of Section 11, provisions applicable to a Member or to Units held by a Member shall mean and include unadmitted assignees and Units held by unadmitted assignees).

10.8	Admission of Transferees as Members.

A transferee of Units as a result of a Permitted Transfer shall be admitted as a Member upon satisfaction of each of the following conditions:

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(a)          The transferee meets all requirements of membership established in or pursuant to this Agreement (including Section 6 hereof);

(b)          The transferee of Units (other than, with respect to clauses (i) below, a transferee that was a Member prior to the Transfer) shall, by submitting an executed counterpart signature page agreeing to be bound by this Agreement and such other written instruments in form and substance reasonably satisfactory to the Board (and, in the case of clause (ii) below, the transferor Member), (i) accept and adopt the terms and provisions of this Agreement, including this Section 10, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units;

(c)          The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member; and

(d)          Except in the case of a Transfer involuntarily by operation of law, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Members reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Articles or any other instrument filed with the State of Iowa or any other state or governmental authority.

A transferee of Units as a result of a Transfer other than a Permitted Transfer shall not be admitted unless each of the foregoing conditions are satisfied and the non-transferring Member approves the admission of such Person, which approval may be given or withheld in the sole and absolute discretion of the non-transferring Member;

10.9	Representations Regarding Transfers; Legend.

(a)          Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section 10.9(a) and to Transfer such Units only to Persons who agree to be similarly bound.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(b)          Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the certificate, or any other document or instrument evidencing ownership of Units:

Any applicable legends under federal and state securities laws approved by the Board upon advice of counsel; and

The Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in the Operating Agreement and agreed to by each Member. Said restriction provides, among other things, that no vendee, transferee, assignee, or endorsee of a Member shall have the right to become a Member without the consent of the Company’s Board of Managers which consent may be given or withheld in the sole and absolute discretion of the Board of Managers.

10.10	Distributions and Allocations in Respect of Transferred Units.

If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Section 10, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and adopted from time to time by the Board. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Board may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all distributions may be made to the Person who, according to the books and records of the Company, was the Member of the Units on the last day of such Fiscal Year. Neither the Company nor any Unit Holder shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.10, whether or not the Unitholders or the Company has knowledge of any Transfer of any Units. The Members acknowledge that the method and convention designated by the Board constitutes an agreement among the partners within the meaning of Regulations Section 1.706-1.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

SECTION 11

BUY-SELL PROVISIONS

11.1	Change of Control Trigger.

In the event of a “Change of Control” of a Member, the buy-sell provisions of this Section 11 shall apply to the Units held by such Member. For purposes of this Section 11, a Change in Control of Big River shall mean (a) any qualifying merger, (b) any sale of more than 50% of the assets of Big River, (c) any qualifying issuance of capital interests in Big River, or (d) any sale of more than 50% of the capital interests in Big River in any 12-month period. Section 11.1 shall not apply to issuance of capital interests in Big River pursuant to Big River’s private placement offering dated August 1, 2006, and shall not apply to any issuance of capital interests in Big River to Big River Resources Cooperative which may occur within twelve (12) months of the effective date of this Agreement. A qualifying merger or qualifying issuance means any merger or mergers or any issuances of capital interests that result(s) in the current owners of Big River holding less than 15% of the voting and capital interests in the surviving entity in the merger or in Big River. For purposes of this Section 11, a Change in Control of US BioEnergy shall mean any merger or mergers or issuances of common stock or sales of common stock that result(s) in Gordon Ommen, Roland Fagen, and CHS, Inc., together with their respective Affiliates, in aggregate owning less than 15% of the total number of shares of common stock outstanding of US BioEnergy.

11.2	Buy-Sell Provision.

(a)          In the event of a Change of Control of a Member (“Changed Member”), the other Member shall have the right to either purchase the Units held by the Changed Member or to sell the Units held by the other Member upon the terms and conditions of this Section 11.

(b)          In the event of a Change of Control, within 15 days the Changed Member shall give written notice (“Buy-Sell Notice”) to the other Member and to the Company specifying the general terms and conditions of the change in control transaction and the total value of the Units held by the Changed Member for purposes of the transaction. The other Member shall have forty five (45) days following its receipt of the Buy-Sell Notice to exercise its right to (i) “put” or sell the Units held by the other Member to the Changed Member at a price equal to the total value of the Changed Member’s Units as specified in the Buy-Sell Notice or (ii) “call” or purchase the Units held by the Changed Member at a price equal to the total value of the Changed Member’s Units as specified in the Buy-Sell Notice, by giving written notice to the Company and the Changed Member of its exercise of such right. The decision of whether to sell its Units to the Changed Member or purchase the Units of the Changed Member may be made by the other Member in its sole discretion. Failure to respond to the Buy-Sell Notice within the 45-day period shall be deemed a waiver of the other Member’s rights to put or call Units under this Buy-Sell provision. The Members agree that the call right to purchase the Units of the Changed Member provided for herein may be exercised by the Company in lieu of the other Member, and that the decision by and power and authority of the Company to exercise such right instead of the other Member may be made by the other Member in its sole discretion. In such case, the written notice of the other Member that it is exercising its right

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

to purchase the Units held by the Changed Member shall notify the Changed Member and the Company that the Company will be exercising the right to purchase the Units and not the other Member. The closing of the purchase or sale of Units under this Buy-Sell provision shall be held at time and place mutually acceptable to the parties within forty-five (45) days of the exercise of the put or call rights hereunder.

(c)         If the other Member fails to exercise its sale or purchase rights under the Buy-Sell provision of this Section 11, then such rights that arose with respect to the change of control transaction described in the Buy-Sell Notice shall expire without further effect. However, the Units held by the Members following expiration of such rights shall again be subject to the buy-sell provisions of this Section 11 in the event of a change in control of a Member, but with change in control of the successor to US BioEnergy being defined in the same manner as Section 11.1(b) and (c) for Big River.

SECTION 12

DISSOLUTION AND WINDING UP

12.1	Dissolution Events.

(a)          Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i)           The affirmative vote of a Member or Members holding a Super-majority of Units to dissolve, wind up, and liquidate the Company; or

(ii)	The entry of a decree of judicial dissolution pursuant to the Act.

(b)          The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

12.2	Winding Up.

Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Unit Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Unit Holders until such time as the Property has been distributed pursuant to this Section 12.2 and the Company has been terminated pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

to Section 12.10 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)          First, to creditors (including Managers and Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and

(b)          Second, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

12.3       Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 12 to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Section 12 may be:

(a)          Distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 12.2 hereof; or

(b)          Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

12.4	Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company, and immediately thereafter, the Company will be deemed to liquidate by distributing such interest in the new company to the Unit Holders.

12.5	Rights of Unit Holders.

Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Unit Holders.

12.6	Notice of Dissolution/Termination.

(a)          Upon the occurrence of a Dissolution Event, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Unit Holders, and the Board may notify its known claimants and/or publish notice as further provided in the Act.

(b)          Upon completion of the distribution of the Company’s Property as provided in this Section 12, the Company shall be terminated, and the Liquidator shall cause the filing of Articles of Dissolution in accordance with the Act and shall take all such other actions as may be necessary to terminate the Company.

12.7	Allocations During Period of Liquidation.

During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 12.2 hereof (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

12.8	Character of Liquidating Distributions.

All payments made in liquidation of the interest of a Unit Holder in the Company shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

12.9	The Liquidator.

(a)          Definition. The “Liquidator” shall mean a Person appointed by the Board to oversee the liquidation of the Company. The Liquidator may be the Board or a committee of four or more Managers appointed by the Board.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

(b)          Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c)          Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by acts or omissions that are not in good faith or involve negligence, fraud, intentional misconduct or a knowing violation of law, or for a transaction from which the Liquidator, officer, director, agent or employee derived an improper personal benefit.

12.10	Form of Liquidating Distributions.

For purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

SECTION 13

MISCELLANEOUS

13.1	Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile or electronic mail, if such facsimile or electronic mail is followed by a hard copy of the facsimile or electronic mail communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company and the Unit Holders:

(a)  If to the Company, to the address determined pursuant to Section 1.4 hereof;

(b)          If to the Unit Holders, to the address set forth on record with the Company;

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

13.2	Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

13.3	Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

13.4	Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

13.5	Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.6	Severability.

Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Notwithstanding the foregoing, if such illegality or invalidity would be to cause any Member to lose the material benefit of its economic bargain, then the Members agree to negotiate in good faith to amend this Agreement in order to restore such lost material benefit.

13.7	Incorporation by Reference.

Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

13.8       Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

13.9	Governing Law.

The laws of the State of Iowa shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

13.10	Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.11	Specific Performance.

Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

* * * * * * * * * * * * * * * * * * * * * * * * * *

IN WITNESS WHEREOF, the Members have adopted and entered into this Operating Agreement as of the Effective Date.

BIG RIVER RESOURCES, LLC

By:	/s/ Raymond E. DeFenbaugh
Its:	President, CEO and Chairman

US BIOENERGY CORPORATION

By:	/s/ Brian Thome
Its:	President

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

Schedule 2.2(a)

Pursuant to Section 2.2(b) of this Agreement, the following assets are contributed to the Company by Big River as of the Effective Date:

Cash-CSB	$3,797.12

PROPERTY AND EQUIPMENT:
Office Equipment	1,355.00
Land	2,208,300.00
Site Engineering	91,217.31
Permitting	6,762.98
Land Options	2.500.00
Rail Infrastructure	7,063.95
Rail Spur Development	14,204.70
Wells or Water System Access	793,740.85
Electrical	338,568.30
________________
Total Property and Equipment	3,463,713.09

PAYMENT OF FOLLOWING EXPENSES:
Legal	$62,600.92
Accounting	20,000.00
Consulting Fees	18,950.50
Professional Fees	104,973.70
Office Expense	97.77
Utilities	40.73
Bank Charges	25.00
Travel Expenses	456.68
Insurance	1,083.00
Miscellaneous	1,532.00
________________
Total Expenses	209,760.30

PAYMENT OF JANUARY 2007 EXPENSES:
JB Holland/DeLong Construction	$281,124.92
Yaggy Colby Associates	17,788.30
US Energy Services	3,400.00
Rolling Hills Consulting Services	1,775.90
Planscape Partners	2,297.50
Johnson Law Firm P.C.	67.50
Dimit Cattle	1,403.60

Total January 2007 Expenses	$307,857.72

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

DEVELOPMENT EXPENSES	$100,000.00

TOTAL CONTRIBUTION	$4,085,128.23

LESS:
Grant Revenue and Interest Income	$25,828.07
Reimbursement to Big River	59,300.16

Total Reductions in Contributions	$85,128.23

NET CONTRIBUTION BY BIG RIVER	$4,000,000.00

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

Schedule 2.2(b)

Pursuant to Section 2.2(c) of this Agreement, the following assets are contributed to the Company by US BioEnergy as of the Effective Date:

One 2006 Build Slot as more particularly described in the Master Design Build Agreement by and between US BioEnergy Corporation and Fagen Inc.

BIG RIVER RESOURCES GRINNELL, LLC	OPERATING AGREEMENT

BIG RIVER RESOURCES GRINNELL, LLC

Exhibit A to Limited Liability Company Operating Agreement

- As of February 1, 2007

Names and Addresses of Owners,

Capital Contributions, Obligations Assumed and Units Issued

Names and Addresses of Members	Units Issued	Description and Gross Asset Value of Capital Contribution and Obligations Assumed by the Company
US BioEnergy Corporation, a South Dakota corporation 5500 Cenex Drive Inver Grove Heights, MN 55077	Four Hundred (400) Units

An initial aggregate Capital Contribution of $4,000,000 consisting of: $4,000,000 paid in cash having an aggregate Gross Asset Value of $4,000,000.00, resulting in an initial Capital Account balance of $4,000,000.

Big River Resources, LLC, an Iowa limited liability company 15210 103rd Street West Burlington, IA 52655	Four Hundred (400) Units

An initial aggregate Capital Contribution of $4,000,000 consisting of: the assets described on Schedule 2.2(a) having an aggregate Gross Asset Value of $4,000,000.00, resulting in an initial Capital Account balance of $4,000,000.

Total Units outstanding	Eight Hundred (800) Units